Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2010 FIRST QUARTER REPORT

Dear Fellow Stockholder:

During the first quarter of 2010, we made further progress on our initiatives to refinance our debt maturing this year, manage occupancy and provide solid cash flows.   There are signs of economic improvement, but the sentiment among consumers and retailers remains cautious. Several national retailers appear to be willing to expand as well as upgrade store locations; and the slowing of retail property development assists our leasing efforts as our centers are newer, having an average age of approximately 9 years.  However, continued reduced consumer spending and tight credit standards limiting available credit remain challenges facing our business.  We believe these challenges and opportunities will continue to be important factors throughout the balance of the year.

We are proud of our first quarter leasing accomplishments. We executed 132 leases representing nearly 1.2 million square feet during the first quarter.  Our challenge remains leasing our vacant space and managing the downward pressure on rents as new leases are signed. Our property management team is focused on controlling property expenses to offset the downward pressure on rents, reducing our first quarter 2010 property operating expenses, including real estate taxes, by approximately $5.4 million or 9.3% when compared to the comparable 2009 period.

We have also been moving forward with our refinancing efforts.  In the first quarter of the year alone, we obtained mortgage payable proceeds of $229.1 million, made mortgage payable repayments of $261.4 million and closed on $54.7 million in multi-year loan extensions.  Subsequent to March 31, 2010, we obtained mortgage payable proceeds of $324.1 million, made mortgage payable repayments of $415.1 million, received debt forgiveness of $19.6 million and closed on $49.3 million in multi-year loan extensions.  We have $106.7 million remaining in commitments for mortgage refinancing and $71.2 million of the mortgages payable maturing in 2010 have an extension option. We have accounted for approximately 80% of our 2010 debt maturities with the remaining to be addressed maturing in the late fourth quarter of this year.

We anticipate that our leasing efforts should show an increasingly positive financial impact by year-end as the top line rental income from these newly leased spaces takes effect.  As such, our goal remains to continue to redirect cash flows to stockholders by steadily increasing distributions over time.

We will once again be conducting a company webcast with the Inland Western management team on June 23, 2010 at 2:00 pm CT.  We invite you to join us for the First Quarter 2010 Update Presentation. In order to register for the webcast, please visit the Investor Relations portion of our website at www.inlandwestern.com.   If you are unable to join us for the webcast, a replay will be available until July 23, 2010 in the Investor Relations section of our website at www.inlandwestern.com following the webcast.

If you have any questions, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.  Thank you for your continued support of Inland Western.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
Chief Executive Officer and President

Please read information regarding “Forward-looking statements” on the reverse side of this page.

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.